UNISOURCE ENERGY CORPORATION
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


                                                        Three Months Ended
                                                             June 30,
                                                         1999        1998
                                                        ------      ------
                                                     - Thousands of Dollars -
                                                     (except per share data)

BASIC EARNINGS PER SHARE:

 Net Income                                             $3,708      $1,058

 Average Shares of Common Stock Outstanding             32,316      32,138
                                                      ---------    --------

Basic Earnings Per Share                                $ 0.11     $  0.03
                                                      =========    ========


DILUTED EARNINGS PER SHARE:

 Net Income                                             $3,708      $1,058

 Average Shares of Common Stock Outstanding             32,316      32,138
 Effect of Dilutive Securities:
  Warrants                                                   -         127
  Options and Stock Issuable under Employee Benefit
   Plans                                                   335         129
                                                      ---------    --------
 Total Shares                                           32,651      32,394
                                                      ---------    --------

Diluted Earnings Per Share                              $ 0.11     $  0.03
                                                      =========    ========

     4.6 million of the 7.6 million warrants outstanding are exercisable into TEP common stock. However, the dilutive effect is the same as it would be if the warrants were exercisable into UniSource Energy Common Stock.




















UNISOURCE ENERGY CORPORATION
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


                                                         Six Months Ended
                                                             June 30,
                                                         1999        1998
                                                        ------      ------
                                                     - Thousands of Dollars -
                                                     (except per share data)

BASIC EARNINGS PER SHARE:

 Net Income (Loss)                                     $(1,820)    $(5,977)

 Average Shares of Common Stock Outstanding             32,301      32,138
                                                      ---------    --------

Basic Earnings Per Share                               $ (0.06)    $ (0.19)
                                                      =========    ========


DILUTED EARNINGS PER SHARE:

 Net Income (Loss)                                     $(1,820)    $(5,977)

 Average Shares of Common Stock Outstanding             32,301      32,138
 Effect of Dilutive Securities:
  Warrants                                                   -           -
  Options and Stock Issuable Under Employee Benefit
   Plans                                                     -           -
                                                      ---------    --------
 Total Shares                                           32,515      32,138
                                                      ---------    --------

Diluted Earnings Per Share                             $ (0.06)    $ (0.19)
                                                      =========    ========
     4.6 million of the 7.6 million warrants outstanding are exercisable into TEP common stock. However, the dilutive effect is the same as it would be if the warrants were exercisable into UniSource Energy Common Stock.